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                                                                    Exhibit 4.27
                                                May [15], 2005

PERSONAL AND CONFIDENTIAL

ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Rd., Suite 100
San Diego, CA 92121


Dear Evan:

      This letter agreement (this "Agreement") will confirm the understanding and agreement between CIBC World Markets Corp. ("CIBC World Markets") and ADVENTRX Pharmaceuticals, Inc. (the "Company") as follows:

1. ENGAGEMENT: The Company hereby engages CIBC World Markets as its lead private placement agent and book-runner in the private placement of one or more classes or series of securities of the Company to a limited number of sophisticated, accredited investors (the "Investors"). Such securities (the "Securities") may take the form of preferred or common stock of the Company or other equity-linked securities of the Company. Such placement shall be referred to as the "Transaction."

      The selection of each of the Investors from a list of potential Investors and the number of shares sold to each of such Investors shall be mutually agreed to by the Company and CIBC World Markets. The number and price of the Securities the Company shall ultimately agree to sell, pursuant to the Purchase Agreements (defined below), are entirely within the Company's discretion.

2. CIBC WORLD MARKETS' ROLE: CIBC World Markets hereby accepts the engagement described herein and, in that connection, agrees to:

      (a) assist in preparing a private placement memorandum or other similar or related documents (the "Placement Documents") describing the Company, the Securities and the Transaction;

      (b) review with the Company a list of the Investors to whom the Placement Documents may be provided;

      (c) assist in the preparation of other communications to be used in placing the Securities, whether in the form of letter, circular, notice or otherwise;

      (d) assist and advise the Company with respect to the negotiation of the sale of the Securities to the Investors in the Transaction; and

      (e) use reasonable efforts to form and manage a syndicate of private placements agents, which shall include CIBC World Markets and another agent or other agents (the "Additional Agents") chosen by the Company and agreed to by CIBC, subject to the approval of the appropriate committees at CIBC World Markets.

3. DUE DILIGENCE: It is understood that CIBC World Markets' assistance in the Transaction will be subject to the satisfactory completion of such reasonable investigation and inquiry into the affairs of the Company as CIBC World Markets deems appropriate under the circumstances (such investigation hereinafter to be referred to as "Due Diligence") and the approval of CIBC World Markets' Commitment and Due Diligence Committees. CIBC World Markets shall have the right in its sole


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      discretion to terminate this Agreement if the outcome of the Due Diligence is not satisfactory to CIBC World Markets or if approval of the Commitment and Due Diligence Committees is not obtained ("Early Termination").

4. TERM; EXCLUSIVITY: This engagement will commence on the date hereof and terminate on the earlier to occur of (i) Early Termination, (ii) the Closing (as defined below) or (iii) the date on which a party receives written notice from the other party of termination of this engagement. During CIBC World Markets' engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with CIBC World Markets, contact or solicit institutions, corporations or other entities as potential purchasers of the Securities and (ii) the Company will not pursue any equity or debt financing transaction which would be in lieu of a Transaction. Furthermore, the Company agrees that during CIBC World Markets' engagement hereunder, all inquiries, whether direct or indirect, from prospective Investors will be referred to CIBC World Markets and will be deemed to have been contacted by CIBC World Markets in connection with the Transaction. The Company may reject any potential Investor if in its discretion, the Company believes that the inclusion of such Investor in the Company would be incompatible with the best interests of the Company. The Company shall not be obligated to sell the Securities or to accept any offer thereof, and the terms of such Securities and the final decision to issue the same shall be subject to the discretionary approval of the Company. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company shall not be prohibited from (a) contacting or corresponding with any of its warrantholders or optionholders with respect to the exercise of warrants or options to purchase shares of common stock of the Company ("Derivative Exercises") and (b) negotiating or entering into any transaction pursuant to which the Company may sell, license to or otherwise transfer or assign rights to any of its real or intangible properties to or agree to develop any products, technology or intellectual property for or with a third party (a "Strategic Transaction"). CIBC World Markets agrees that no Derivative Exercise and no Strategic Transaction shall be deemed a "Transaction" for purposes of this Agreement and no "Transaction Fee" shall be payable with respect to any Derivative Exercise or Strategic Transaction.

      Either party may terminate this Agreement at any time. Upon any termination of this Agreement, the Company shall pay to CIBC World Markets, on behalf of the syndicate, all fees earned and reimburse CIBC World Markets for all reasonable expenses incurred, in accordance with Paragraphs 8 and 9 hereof, respectively. The Company agrees to pay CIBC World Markets any fees specified in Paragraph 8. Any obligation pursuant to this Paragraph 4 shall survive the termination of this Agreement.

      No offers or sales of any securities of the same or similar class as the Securities will be made by the Company or any affiliate during the six-month period after the completion of the offering of the Securities in each case except in compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom.

5. BEST EFFORTS: It is understood that CIBC World Markets' involvement in the Transaction is strictly on a best efforts basis and that the consummation of the Transaction will be subject to, among other things, market conditions.

6. INFORMATION: The Company shall furnish, or cause to be furnished, to CIBC World Markets all information requested by CIBC World Markets that is reasonably necessary for the purpose of rendering services hereunder (all such information being the "Information"). In addition, the Company agrees to make available to CIBC World Markets upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that CIBC World Markets (a) will use and rely on the Information, including the Placement Documents, and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the


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      same; (b) does not assume responsibility for the accuracy or completeness of the Placement Documents or the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company.

      The Company represents and warrants to CIBC World Markets that: (i) all such Information, including the Placement Documents, any documents attached as exhibits thereto and/or incorporated by reference therein, and any communications prepared pursuant to paragraph 2(c) above will be true and accurate in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and (ii) any projected financial information or other forward-looking information which the Company provides to CIBC World Markets will be made by the Company in good faith, based on management's best estimates then available and based on facts and assumptions which the Company believes to be reasonable. Upon reasonable request, the Company will meet with CIBC World Markets or its representatives to discuss all information relevant for disclosure in the Placement Documents and will cooperate in any investigation undertaken by CIBC World Markets thereof, including any document included or incorporated by reference therein. CIBC World Markets agrees that it shall not distribute any Information or Placement Documents to any potential Investor without the approval of the Company to distribute such Information or Placement Documents. The Company agrees that if any Information furnished by it to CIBC World Markets in connection with this Agreement shall, in whole or in part, become materially inaccurate, misleading or incomplete during the term of CIBC World Markets' engagement hereunder, the Company shall promptly so advise CIBC World Markets in writing and correct any such inaccuracy or omission.

7.    RESPONSIBILITIES, REPRESENTATIONS AND WARRANTIES:

      (a) The sale of Securities to any Investor will be made pursuant to a purchase agreement ("Purchase Agreement") between the Company and such Investor in substantially the form attached hereto as Exhibit
            A. Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

      (b) The selling price of the Securities to be issued and sold by the Company pursuant to the Purchase Agreements will be specified in writing by CIBC World Markets on behalf of the Company to the prospective investors prior to the execution of the Purchase Agreements, subject to the Company's approval.

      (c) Subsequent to the full execution of a Purchase Agreement, the Company shall perform its obligations under such Purchase Agreement. The Purchase Agreements will require the Company to file, promptly, and in any event within 45 days, after the closing of the sale of the Securities contemplated by the Purchase Agreements, (the "Closing") a registration statement with the Securities and Exchange Commission (the "SEC") for the resale from time to time of the Securities to be issued pursuant to such Purchase Agreements (the "Registration Statement"), and to use reasonable best efforts to have such registration statement declared effective by the SEC within 90 days of the Closing.

      (d) The Company (i) represents and warrants that the representations and warranties contained in the Purchase Agreements will be true and correct in all respects on the date of such Purchase Agreements and on the Closing date and (ii) agrees that CIBC World Markets shall be entitled to rely on such representations and warranties as if they were made directly to CIBC World Markets.

      (e) The Company agrees that the Company shall have sole responsibility for ensuring that the sale


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            of Securities contemplated by this Agreement shall be exempt from the registration requirements of the Securities Act, and will otherwise comply with the securities laws of any applicable country or other jurisdiction; provided, that CIBC World Markets shall have received the Company's advance approval, not to be unreasonably withheld, of all jurisdictions in which CIBC World Markets intends to offer or sell the Securities. The Company shall not take any action or permit to be taken any action on its behalf that would cause such sale of Securities to fail to (i) qualify for such an exemption, or (ii) otherwise comply with such securities laws. Each of Company and CIBC World Markets hereby represent, warrant and covenant to the other that the it has not, and agrees that it will not, directly or indirectly, engage in any form of general solicitation, general advertising or directed selling efforts in connection with the Transaction.

      (f) At the Closing, the Company will cause its independent public accountants to address and deliver to the Company and CIBC World Markets a letter or letters (which letters are frequently referred to as "Comfort Letters") dated as of the Closing, which letter or letters shall be in the form reasonably satisfactory to CIBC World Markets.

      (g) At the Closing, the Company will cause its counsel to address and deliver to the Company and CIBC World Markets an opinion reasonably satisfactory to CIBC World Markets dated as of the Closing, and substantially in the form attached hereto as Exhibit B with respect to such matters as are customarily opined to in transactions similar to the Transaction which CIBC World Markets and its counsel shall reasonably request, including an opinion that the offering and sale of the Securities are not required to be registered under the Securities Act. In rendering such opinion, such counsel may rely upon the representations and warranties of the purchasers contained in the Purchase Agreements and upon certificates from officers of the Company as to factual matters.

      (h) The Company acknowledges that the Purchase Agreements will require the Company's counsel to deliver one or more opinions to the Investors. The Company agrees that CIBC World Markets shall be entitled to rely on any opinions delivered to the Investors in connection with the Transaction and resale of the Securities under the Registration Statement.

      (i) For a period of ninety (90) days from the effective date of the Registration Statement, the Company will not, without the prior written consent of CIBC World Markets, sell, contract to sell or otherwise dispose of or issue any securities of the Company, except pursuant to previously issued options, any agreements providing for anti-dilution or other stock purchase or share issuance rights in existence on the date hereof, any employee benefit or similar plan of the Company in existence on the date hereof or duly adopted hereafter, or any technology license agreement, strategic alliance or joint venture in existence on the date hereof or which the Company may enter into hereafter.

      (j) Each director and executive officer of the Company and each stockholder of the Company listed on Exhibit C-1 shall, prior to the Closing, have delivered to CIBC World Markets his or her enforceable written lock-up agreement in the form attached hereto as Exhibit C-2.

      (k) At the Closing, CIBC World Markets shall receive a certificate, addressed to it and dated the Closing date, of the chief executive or chief operating officer and the chief financial officer of the Company to the effect that: (i) the representations, warranties and agreements of the Company in the Purchase Agreement were true and correct when made and are true and correct as of the Closing date;
            (ii) the Company has performed all covenants and agreements and satisfied all conditions contained in the Purchase Agreement; (iii) they have carefully examined the Placement Documents and, in their opinion (A) the Placement Documents did not include any untrue statement of a material fact


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            and did not omit to state a material fact required to be stated
            therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) no event has occurred which should have been set forth in a supplement or otherwise required an amendment to the Placement Documents; and
            (iv) no stop order suspending the effectiveness of any registration statement of the Company has been issued and, to their knowledge, no proceedings for that purpose have been instituted or are pending under the Securities Act.

      (l) The Company shall furnish or cause to be furnished to CIBC World Markets at Closing copies of such additional certificates, opinions and other documents as CIBC World Markets shall reasonably request.

      (m) The Company agrees it will not consummate the sale of the Securities unless it delivers or causes to be delivered the terms described in paragraphs (f), (g), (j), (k) and (l) above to CIBC World Markets at the Closing.

8. FEES: As compensation for the services to be rendered by CIBC World Markets hereunder, the Company will pay CIBC World Markets, at the Closing or any other closing of the sale of any securities during the term of this agreement other than pursuant to a Derivative Exercise or a Strategic Transaction, from the proceeds of the sale of the Securities, a transaction fee (the "Transaction Fee") equal to 7.0% of the gross proceeds raised from the sale of the Securities; provided, however, that CIBC World Markets shall pay 20% of the Transaction Fee to the Additional Agents (in accordance with standard syndicate settlement procedures) allocated amongst the Additional Agents pursuant to written instructions from the Company to CIBC World Markets, which allocation shall be determined at the discretion of the Company. Further, the Company will pay CIBC World Markets the Transaction Fee (a "Tail Fee"), if within twelve months after the termination of this Agreement, the Company reaches an agreement for the sale of the Securities to any Investors which CIBC World Markets previously solicited or sought to solicit (but were not permitted to do so due to the Company's rejection of such proposed Investors pursuant to Section 4 hereof) on its behalf, provided, however, that if Early Termination occurs or if the Closing shall not have occurred and the Company terminates this Agreement after December 31, 2005, then the Company shall have no obligation to pay CIBC World Markets a Tail Fee with respect to any sale of Securities after such termination. Upon the Company's request, at the termination of this Agreement, CIBC World Markets will supply the Company with a list of Investors which CIBC World Markets has solicited including any Investors which first contacted the Company or sought to solicit (but were not permitted to do so due to the Company's rejection of such proposed Investors pursuant to Section 4 hereof) on its behalf. The Company's obligations hereunder shall survive the termination of this Agreement.

9. EXPENSE REIMBURSEMENT: The Company agrees to reimburse CIBC World Markets for all of its reasonable out-of-pocket expenses in connection with the performance of its activities under the terms of this Agreement. Reasonable out-of-pocket expenses include, but are not limited to, costs such as printing, telephone, telex, courier service, direct computer expenses, accommodations and travel. The Company will reimburse CIBC World Markets for fees and expenses of legal counsel employed by and for CIBC World Markets, if any, in connection with this Agreement. All such fees, expenses and costs shall be payable at the earlier of termination of this Agreement or Closing. The parties' obligations under this paragraph shall survive the termination of this Agreement.

10. INDEMNITY: In addition to the fees and reimbursement of expenses provided for above, the parties agree to the indemnification and contribution provisions set forth as Annex A hereto, which are incorporated herein by reference as if fully set forth below. The parties' obligations under this paragraph shall survive the termination of this Agreement.

11. GOVERNING LAWS: This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. The


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      Company irrevocably submits to the jurisdiction of any court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this Agreement or our engagement hereunder.

      Each of the Company and CIBC World Markets hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this Agreement, our engagement hereunder or the transactions contemplated hereby.

12. RIGHT OF FIRST REFUSAL: In consideration for CIBC World Markets' agreement to act as lead placement agent in connection with the Transaction, the Company hereby grants CIBC World Markets a right of first refusal to serve as the Company's exclusive financial advisor and investment banker if in connection with any M&A and/or other financial transaction (other than customary commercial bank lending) the Company shall determine, in its sole discretion, to engage a financial advisor or investment banker to provide services in connection with such transaction. Such right of first refusal shall expire 12 months after the Closing. In the event the Company advises CIBC World Markets that it desires to engage a financial advisor or an investment banker in connection with any M&A and/or other financial transaction (other than customary commercial bank lending), the Company and CIBC World Markets will negotiate in good faith the terms of CIBC World Markets' engagement in a separate agreement, which agreement would set forth, among other matters, compensation for CIBC World Markets based upon customary fees for the services provided. The Company's obligation under this Paragraph 12 shall become effective only if Closings shall occur pursuant to which the Company shall receive aggregate gross proceeds of at least $15,000,000 and shall survive the termination of this Agreement.

13. CONFIDENTIALITY: Except as required by law, this Agreement and the services and advice to be provided by CIBC World Markets hereunder, shall not be disclosed to third parties without CIBC World Markets' prior written permission. Notwithstanding the foregoing, but subject to the reasonable approval of the Company, CIBC World Markets shall be permitted to advertise the services it provided in connection with the private placement subsequent to the consummation of the private placement. Such expense shall not be reimbursable under paragraph 9 hereof.

14. NO BROKERS: The Company represents and warrants to CIBC World Markets that other than the Additional Agents there are no brokers, representatives or other persons which have an interest in compensation due to CIBC World Markets from any transaction contemplated herein or which would otherwise be due any fee, commission or remuneration upon consummation of any Transaction.

15. AUTHORIZATION: The Company and CIBC World Markets represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound, and each such party, with respect only to itself, further represents and warrants that this Agreement has been duly and validly authorized, executed and delivered by and constitutes and will constitute legal, valid and binding obligations enforceable against itself in accordance with the terms hereof, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

16. ANTI-MONEY LAUNDERING: To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of


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      incorporation, a government-issued business license, a partnership agreement or a trust instrument.

17. NO FIDUCIARY RELATIONSHIP; BENEFICIARIES: It is understood that CIBC World Markets is engaged hereunder solely to provide the services described above to the Company and that CIBC World Markets is not acting as an agent or a fiduciary of, and shall have no duties or liabilities to, the equity or debt holders of the Company or any third party in connection with its engagement hereunder, all of which are expressly waived. No one other than the Company is authorized to rely upon the engagement of CIBC World Markets hereunder or any statements, advice, opinions or conduct by CIBC World Markets. The Company acknowledges and agrees that CIBC World Markets has no authority to bind the Company. The Company further acknowledges and agrees that CIBC World Markets is not engaged hereunder to underwrite or purchase any securities or otherwise provide any financing.

18. MISCELLANEOUS: This Agreement constitutes the entire understanding and agreement between the Company and CIBC World Markets with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. It is understood and agreed that CIBC World Markets' services hereunder will not include providing any tax advice or developing any tax strategies for the Company. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.

      If all the foregoing is acceptable to you, please so indicate by signing in the space provided below and returning a signed copy of this letter to us for our records.

      CIBC World Markets is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                          Very truly yours,

                                          CIBC World Markets Corp.

                                          BY:
                                                ----------------------
                                                Michael Brinkman
                                                Managing Director

ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

            ADVENTRX Pharmaceuticals, Inc.


BY:
            -------------------------------
            Evan M. Levine
            President & CEO


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                            ANNEX A: INDEMNIFICATION

The Company agrees to indemnify and hold harmless CIBC World Markets and its affiliates and their respective present and former directors, officers, employees, agents and controlling persons (each such person, including CIBC World Markets, an "Indemnified Party") to the extent fully permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the "Damages"), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from (i) any transaction contemplated by this letter agreement or the engagement of or performance of services by an Indemnified Party thereunder or (ii) an untrue statement or an alleged untrue statement of a material fact or the omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, and will reimburse each Indemnified Party for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding, and in enforcing this letter agreement; provided, that the Company will not be liable to any such Indemnified Party to the extent that any Damages are found in a final judgment of a court of competent jurisdiction (which judgment is not appealed or is not appealable) to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with any transactions contemplated by this letter agreement or the engagement of or performance of services by any Indemnified Party thereunder except to the extent that any Damages are found in a final judgment of a court of competent jurisdiction (which judgment is not appealed or is not appealable) to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Party.

If for any reason other than in accordance with this letter agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to the Company and/or its stockholders on the one hand, and CIBC World Markets on the other hand, in connection with the matters covered by this letter agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations; provided, that the Company will not be liable to contribute to the amount paid or payable by any such Indemnified Party to the extent that any Damages are found in a final judgment of a court of competent jurisdiction (which judgment is not appealed or is not appealable) to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Party seeking contribution hereunder. The Company agrees that for purposes of this paragraph the relative benefits to the Company and/or its stockholders and CIBC World Markets in connection with the matters covered by this letter agreement will be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company and/or its stockholders in connection with the Transactions contemplated by to this letter agreement, whether or not consummated, bears to the fees paid to CIBC World Markets under this letter agreement; provided, that in no event will the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received and retained by CIBC World Markets under this letter agreement (excluding any amounts received by CIBC World Markets as reimbursement of expenses). Relative fault shall be determined by reference to, among other things, whether any untrue statement or omission or any conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents) on the one hand, or by CIBC World Markets, on the other hand.

The Company agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not CIBC World Markets or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of CIBC World Markets (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of CIBC World Markets and each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

The indemnity, reimbursement and contribution obligations of the Company hereunder will be in addition to any liability which the Company may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party. The provisions of this Annex will survive the modification or termination of this letter agreement.


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                                    EXHIBIT A
                           FORM OF PURCHASE AGREEMENT


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                                    EXHIBIT B
                              FORM OF LEGAL OPINION


                                       10
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                                   EXHIBIT C-1
                      PERSONS PROVIDING LOCK-UP AGREEMENTS

Evan Levine
M. Ross Johnson, Ph.D.
Carrie E. Carlander
Joan M. Robbins
Brian Culley
Cellia Habita
Michael M. Goldberg, M.D.
Mark J. Pykett, V.M.D., Ph.D.
Mark Bagnall, CPA


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                                   EXHIBIT C-2
                            FORM OF LOCK-UP AGREEMENT


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